Exhibit 10.2

Execution Version

PROMISSORY NOTE

$195,820,075.29	March 5, 2020

FOR VALUE RECEIVED, this promissory note (this “Note”) is made by Equitrans Midstream Corporation, a Pennsylvania corporation (the “Borrower”), in favor of EQT Corporation, a Pennsylvania corporation (together with its successors and permitted assigns who become registered holders of this Note, the “Lender”). The Borrower and the Lender are referred to herein collectively as the “Parties” and each, individually, as a “Party.”

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE BORROWER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE.

Section 1.               Amount, Maturity, Payment and Interest

1.01          Amount. This Note is in the aggregate principal amount of one hundred ninety-five million, eight hundred twenty thousand, seventy-five dollars and twenty-nine cents ($195,820,075.29) (the “Loan”).

1.02          Maturity Date. On or prior to February 29, 2024 (the “Maturity Date”), the Borrower agrees and promises to pay the Lender the unpaid principal balance of the Loan and all other amounts outstanding hereunder, together with interest until such sums are repaid in full, at the Rate set forth in Section 1.04 below.

1.03          Prepayment. The Borrower may prepay to the Lender, without premium or penalty, all or a portion of the Loan hereunder at any time prior to the Maturity Date by providing two (2) business days’ advanced written notice to the Lender. Such prepayment shall be accompanied by prepayment of all accrued but unpaid interest on the principal amount prepaid. Any portion of the Loan that is repaid may not be re-borrowed.

1.04          Interest. The Loan hereunder shall accrue interest at a rate (expressed as a per annum percentage and calculated based upon a year of 360 days for the actual number of days elapsed) equal to 7.0% per annum (the “Rate”) (plus, during the continuance of an Event of Default, an additional 2.0% per annum on the amount of the Loan outstanding), commencing on the date hereof; provided, however, that if the interest rate payable hereunder is limited by applicable law, the Rate shall be the lesser of: (a) the rate described above and (b) the maximum interest rate permitted by applicable law. The Borrower promises to pay interest at the Rate on the unpaid principal balance of the Loan from time to time outstanding semi-annually on the last business day of each of March and September of each year (each, an “Interest Payment Date”), commencing on the earlier of (a) March 31, 2022 and (b) the MVP In-Service Date (as defined in that certain Gas Gathering and Compression Agreement, dated as of the date hereof, by and among the Lender and EQM Midstream Partners, LP and/or one or more of their respective affiliates).

Section 2.               Notes Register

2.01          Notes Register. The Borrower shall maintain a register for the Note (the “Notes Register”), which includes identifying information (including at least name and address) of the Lender, as well as the outstanding principal amount of the Loan owing to the Lender from time to time. Subject to Section 2.02, the entries in the Notes Register shall be conclusive, and the Borrower shall treat each person or entity whose name is recorded in the Notes Register pursuant to the terms hereof as the Lender hereunder for all purposes of the Note. The Notes Register shall be available for inspection by the Lender, at any reasonable time and from time to time upon reasonable prior notice. No assignment, transfer or other disposition of the Note (or any portion thereof) shall be effective unless it has been recorded in the Notes Register. The Parties hereto shall take all actions reasonably necessary from time to time to establish that this Note and the amounts owing hereunder are in registered form under Section 5f.103-1(c) of the Treasury Regulations.

2.02          Entries. The entries made in the Notes Register shall, to the extent permitted by applicable law and absent manifest error, be conclusive evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of the Borrower to maintain such Notes Register or any error therein shall not in any manner affect the obligations of the Borrower to repay the Note in accordance with its terms. No changes to the Note Register (other than to evidence an assignment or transfer pursuant to Section 4.02 or a change of address pursuant to Section 4.04) shall be effective without the written consent of the Lender.

Section 3.               Events of Default

3.01          Event of Default. It shall be an “Event of Default” for the purposes of this Note if (a) the Borrower defaults in the payment on or prior to the Maturity Date of any principal or interest when due under this Note and, with respect to any default prior to the Maturity Date, such default continues unremedied for a period of fifteen (15) days after notice thereof to the Borrower; (b) the Borrower shall commence a proceeding under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower; (c) there is commenced against the Borrower any such bankruptcy, insolvency or other proceeding that remains undismissed for a period of sixty (60) days; (d) the Borrower is adjudicated insolvent or bankrupt, or any order of relief or other order approving any such case or proceeding is entered; (e) the Borrower suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property (taken as a whole) which continues undischarged or unstayed for a period of sixty (60) days; (f) the Borrower makes a general assignment for the benefit of creditors; (g) the Borrower shall fail to pay, or shall admit in writing that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (h) the Borrower shall by any act or failure to act expressly indicate in writing (or in a filed answer in respect of a proceeding) its consent to, approval of or acquiescence in any of the foregoing; or (i) this Note shall for any reason be asserted in writing by the Borrower not to be a legal, valid and binding obligation of the Borrower.

3.02          Consequences of an Event of Default. During the existence of any Event of Default, the Lender may declare by written notice to the Borrower the outstanding principal balance of the Loan outstanding, all accrued but unpaid interest thereon, and all other amounts payable by the Borrower under this Note to be immediately due and payable, whereupon the same shall become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of actual acceleration or further notice of any kind, all of which are hereby expressly waived by the Borrower. During the existence of any Event of Default, the Lender may exercise all of its rights under this Note and all other rights at law or in equity. During the existence of any Event of Default, all payments and collections received by the Lender shall be applied in the order determined by the Lender.

3.03          General Offset. In addition to any other rights or remedies available to the Lender (including other rights of set-off), the Lender reserves the right, during the continuance of an Event of Default, to apply any amounts otherwise owing to the Borrower (whether such amounts constitute indebtedness owed by the Lender, distributions on equity interests of the Lender or otherwise) as an offset of amounts owed to the Lender under this Note, including as an offset against any outstanding principal or interest on this Note. The Lender agrees to promptly notify the Borrower after any such offset and/or application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such offset and/or application.

Section 4.               Miscellaneous

4.01          Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. EACH OF THE PARTIES HERETO AGREES THAT THIS NOTE INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS NOTE HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. The parties hereby irrevocably and unconditionally (a) consent to submit to the personal jurisdiction of the courts of the State of Delaware in the event any legal action, suit or proceeding arises in connection with this Note, (b) agree that they will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) consent to the service of process in any legal action, suit or proceeding arising out of or relating to this Note, on behalf of themselves or their property, including, without limitation, service of process effected in accordance with Section 4.04 hereof, and (d) agree that they will not bring any legal action, suit or proceeding relating to this Note in any court other than the courts of the State of Delaware. The Parties agree that a final trial court judgment in any such legal action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing shall restrict either Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

4.02          Successors and Assigns. No Party may assign or transfer this Note without the prior written consent of the other Party (and any attempted assignment or transfer without such consent shall be null and void); provided, however, that the Borrower hereby consents to the assignment of this Note to EQM Midstream Partners, LP, a Delaware limited partnership (“EQM”), or any wholly owned subsidiary of EQM. Upon a permitted assignment or other permitted transfer of this Note, (a) the Borrower shall update the Notes Register to account for such assignment or transfer and (b) the assignee or transferee may request that the Borrower reissue a promissory note for the assigned or transferred amount in the name of the assignee or transferee and the Borrower shall promptly take steps to accommodate such request. Subject to the foregoing, the obligations of the Borrower and the Lender under this Note shall be binding upon, and inure to the benefit of, and be enforceable by, the Borrower and the Lender, and their respective successors and permitted assigns, whether or not so expressed. Notwithstanding the foregoing, this Note may be pledged by the Lender to third party creditors, as security for the Lender’s obligations, if any, under applicable financing documents to which the Lender is a party.

4.03          Costs and Expenses. If this Note is not paid at maturity, whether by acceleration or otherwise, and is placed in the hands of an attorney for collection, or suit is filed hereon, or proceedings are had in bankruptcy, receivership, reorganization, arrangement or other legal or judicial proceedings for collection hereof, the Borrower agrees to pay the Lender’s reasonable costs and expenses, including attorneys’ fees.

4.04          Notice. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as specified by like notice, provided, however, that notices of a change of address will be effective only upon confirmation of receipt of notice of such change by the other Party; provided further, that if the Lender delivers a notice of a change of address to the Borrower, the Borrower will confirm receipt of such notice and make entry in the Notes Register of such change promptly thereafter):

if to the Borrower:	Equitrans Midstream Corporation
2200 Energy Drive
Canonsburg, PA 15317
Attn: Kirk R. Oliver (koliver@equitransmidstream.com) and
Stephen M. Moore (smoore@equitransmidstream.com)

with a copy to:	Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002,
Attn: Ryan Maierson (ryan.maierson@lw.com) and
Nick Dhesi (nick.dhesi@lw.com),

if to the Lender:	as recorded on the Notes Register

Notices will be deemed to have been received on the date of receipt (a) if delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email.

4.05          Rights and Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege under this Note, or provided by law and no course of dealing between any such person or entity and the Borrower, nor any release or extension of time for payment of this Note, shall imply or otherwise operate as a waiver of any such right, remedy, power or privilege, nor shall any single or partial exercise of any right, remedy, power or privilege under this Note preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege or release, modify, amend, waive, extend, discharge, terminate or limit or otherwise affect the liability of the Borrower, and its successors and assigns, under this Note. The rights, remedies, powers and privileges under this Note are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

4.06          Status of Note. The Note is a general unsecured, senior obligation of the Borrower.

4.07          Counterparts. This Note may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

4.08          Amendment. This Note may be modified, amended, waived, extended, changed, discharged or terminated only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, waiver, extension, change, discharge or termination is sought.

4.09          Severability. If any provision of this Note is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Note shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Note as of the date first written above.

EQUITRANS MIDSTREAM CORPORATION,
a Pennsylvania corporation

By:	/s/ Kirk R. Oliver
Name:	Kirk R. Oliver
Title:	Senior Vice President and Chief Financial Officer

Signature Page to Promissory Note

EQT Corporation,
a Pennsylvania corporation

By:	/s/ David M. Khani
Name:	David M. Khani
Title:	Chief Financial Officer

Signature Page to Promissory Note